INDEPENDENT AUDITOR'S INCLUSION LETTER

We agree to the inclusion in the Cardone Equity Fund VI, LLC Form 1-K dated May 1, 2023 of our report, dated April 28, 2023, on our audit of the financial statements of Cardone Equity Fund VI, LLC as of December 31, 2022 and 2021, and for the years then ended.

Kaufman, Rossin & Co., P.A.
May 1, 2023
Miami, Florida